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                                                                   EXHIBIT 10.20



                                  EMPLOYMENT AGREEMENT dated as of June 30,
                            1999 (the "Agreement"), between DJ Orthopedics, LLC, a Delaware limited liability company (the "Company") and a wholly owned subsidiary of DonJoy, L.L.C., a Delaware limited liability company ("DonJoy"), and Michael R. McBrayer (the "Executive").

       The execution and delivery of this Agreement by the Company and the Executive is being made simultaneously with the closing of the transactions contemplated by the Recapitalization Agreement dated as of April 29, 1999 (as the same may be amended or otherwise modified from time to time, the "Purchase Agreement", the terms defined therein being used herein as therein defined), by and among Smith & Nephew, Inc., a Delaware corporation, DonJoy and Chase DJ Partners, LLC, a Delaware limited liability company ("Chase").

       In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1.     EMPLOYMENT.

       The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Paragraph 4 (the "Employment Period").

       2.     POSITION AND DUTIES.

              (a) During the Employment Period, the Executive shall serve as Vice President of Sales and Assistant Secretary of the Company and shall have the usual and customary duties, responsibilities and authority of a Vice President subject to the power of the board of directors of the Company (the "Board") (i) with the Executive's consent, to expand or limit such duties, responsibilities and authority and (ii) to override the actions of the Executive. The Executive shall perform his duties principally at Vista, CA or such other location as the Executive and the Board shall agree.

              (b) (i) The Executive shall report to the Board and shall devote his best efforts and substantially all of his active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent and professional manner.

                     (ii) During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts or substantially interferes with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

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              (c)    The foregoing restrictions shall not limit or prohibit the
Executive from engaging in passive investment, inactive business ventures and community, charitable and social activities not interfering with the Executive's performance and obligations hereunder.

       3.     BASE SALARY AND BENEFITS.

              (a) During the Employment Period, the Executive's base salary shall be $155,715 per annum, or such higher rate as the Board (excluding the Executive if he should be a member of the Board at the time of such determination) may designate from time to time (the "Base Salary"), which Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices and subject to withholding and other payroll taxes. In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit and insurance programs for which executive employees of the Company are generally eligible.

              (b) The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement, which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documenting of such expenses.

              (c) During the Employment Period, the Executive shall be entitled to four weeks paid vacation during each 12-month period worked, commencing on the date hereof.

              (d) In addition to the Base Salary, the Executive shall be eligible to receive an annual bonus (either in cash or equity interests of DonJoy) as determined by the Board (excluding the Executive if he should be a member of the Board at the time of such determination) in its sole discretion.

              (e) In addition to the foregoing and for the 1999 calendar year only, the Executive shall be entitled to (i) club membership dues, (ii) car allowance and (iii) tax preparation fee consistent with the benefits previously provided to Executive by Smith & Nephew, Inc. and each of which shall be payable only, to the extent such benefits have not already been paid by Smith & Nephew, Inc.; provided, however, that following the 1999 calendar year, the Executive shall be entitled to the car allowance for the remainder of the Employment Period in accordance with past practice.

       4.     TERM.

              (a) The Employment Period shall end on the third anniversary of the date of this Agreement, but may be extended annually for additional one year terms by the mutual agreement of the Company and the Executive; provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive's resignation, death or Disability (as defined in the following sentence), and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. For purposes of this Agreement the term "Disability" means any long-term disability or incapacity which (i) renders the Executive unable to substantially perform his duties hereunder for 120 days during any 12-month period or (ii) would reasonably be expected to


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render the Executive unable to substantially perform his duties for 120 days during any 12-month period, in each case as determined by the Board (excluding the Executive if he should be a member of the Board at the time of such determination) in its good faith judgment; provided, however, that if the Executive disputes any determination of Disability made by the Board pursuant to clause (ii) of the following sentence, the dispute shall be referred to three licensed physicians practicing within a 100-mile radius of the city or township nearest to the Executive's place of employment by the Company, one of whom shall be selected by the Board, a second of whom shall be selected by the Executive and the third of whom shall be selected by the two physicians selected by the Board and the Executive, respectively, and the opinion of the majority of such physicians shall be the determination of Disability, and shall be final and binding on both the Executive and the Company.

              (b) If the Employment Period is terminated by the Company without Cause, the Executive shall be entitled to receive only his Base Salary for a period equal to twelve months following such termination. Such payments of the Base Salary as severance will be made periodically in the same amounts and at the same intervals as if the Employment Period had not ended and the Base Salary otherwise continued to be paid unless otherwise accelerated by the Board.


              (c) If the Employment Period is terminated by the Company for Cause, or by reason of the Executive's resignation, death or Disability, the Executive shall be entitled to receive only his Base Salary, but only to the extent such amount has accrued through the termination date.

              (d) Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of the Executive's rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon termination of the Employment Period. In the event the Executive is terminated by the Company without Cause, the sole remedy of the Executive and his successors, assigns, heirs, representatives and estate shall be to receive the severance payments described in Paragraph 4(b). In the event the Executive is terminated by the Company for Cause or by reason of the Executive's death, Disability or resignation, the sole remedy of the Executive and his successors, assigns, heirs, representatives and estate shall be to receive the severance payment described in Paragraph 4(c).

       For purposes of this Agreement, "Cause" means the (i) failure by the Executive to perform such duties as are reasonably requested by the Board as documented in writing to the Executive, (ii) the Executive's willful disregard of his duties or failure to act, where such action would be in the ordinary course of the Executive's duties, (iii) the failure by the Executive to observe all material Company policies and material policies of all Affiliates of the Company generally applicable to executives of the Company and/or its Affiliates,
(iv) gross negligence or willful misconduct by the Executive in the performance of his duties, (v) the commission by the Executive of any act of fraud, theft or financial dishonesty with respect to the Company or any of its Affiliates, or any felony or criminal act involving moral turpitude, (vi) the material breach by the Executive of this Agreement, including, without limitation, any breach by the Executive of the provisions of Paragraph 5, Paragraph 6 or Paragraph 7, or
(a) the Amended and Restated Operating Agreement of DonJoy, (b) the Members' Agreement of DonJoy, (c) any option


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agreement to which DonJoy and the Executive may become a party, or (d) the
Secured Promissory Note and Pledge Agreement dated the date hereof, (vii) chronic absenteeism, or (viii) alcohol or other substance abuse. For purposes of this Agreement, "Affiliates" means DonJoy (or its successors or assigns) and all subsidiaries thereof.

       5.     NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

              (a) The Executive will not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance in good faith of duties assigned to the Executive by the Board. The Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control.

              (b) As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs,
(v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) copyrightable works,
(xiv) all production methods, processes, technology and trade secrets and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information.

       6.     INVENTIONS AND PATENTS.


       The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company's or any of its Affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement)

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together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the "Work Product"), belong in all instances to the Company or such Affiliate. The Executive will promptly disclose such Work Product to the Board and perform (at the Company's expense) all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide (at the Company's expense) reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

       7.     NON-SOLICITATION.

       The Executive agrees that, for the period that includes (i) the Employment Period and (ii) four (4) years after the termination of the Employment Period (the "Non-Solicit Period"), the Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company, until six months after such individual's employment relationship with the Company or any Affiliate of the Company has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.

       8.     ENFORCEMENT.

       Because the Executive's services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained in this Agreement, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

       9.     INSURANCE.

       The Company may, for its own benefit, maintain "keyman" life and disability insurance policies covering the Executive. The Executive will cooperate with the Company and


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provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies.

       10.    SEVERANCE PAYMENTS.

       In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Paragraph 5, Paragraph 6 or Paragraph 7, any severance payments then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company's obligation to pay and the Executive's right to receive such severance payments shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction, in each case without limiting or affecting the Executive's obligations under such Paragraph 5, Paragraph 6 and Paragraph 7 or the Company's other rights and remedies available at law or equity.

       11.    REPRESENTATIONS AND WARRANTIES.

              (a) The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (ii) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement or confidentiality agreement or similar agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

              (b) The Company hereby represents and warrants to the Executive that (i) this Agreement has been duly authorized by all necessary limited liability company action on the part of the Company, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject, and (iii) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Company.


       12.    TERMINATION OF EXISTING EMPLOYMENT ARRANGEMENTS.

       Effective upon the singing of this Agreement, the Employee Retention Agreement Resulting from a Change in Control or Division Divestiture, dated as of December 14, 1998, by and between Smith & Nephew, Inc. and the Executive shall be terminated and shall be of no further force or effect and the Executive hereby agrees to take all action necessary to affect such termination.

       13.    NOTICES.

       All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be

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delivered personally to the recipient, delivered by United States Post Office mail, telecopied to the intended recipient at the telecopy number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

                        If to the Company to:

                                    DJ Orthopedics, LLC
                                    2985 Scott St.
                                    Vista, CA 92083
                                    Telephone:  (760) 727-1280
                                    Telecopy:  (760) 734-3536;

                        with a copy to:

                                    Chase DJ Partners, LLC
                                    c/o Chase Capital Partners Inc.
                                    380 Madison Avenue
                                    New York, NY  10017
                                    Attention:  Damion Wicker, John Daileader
                                    Telephone:  (212) 622-3100
                                    Telecopy:   (212) 622-3101;

                        with a copy to:

                                    O'Sullivan Graev & Karabell, LLP
                                    30 Rockefeller Plaza, 41st Floor
                                    New York, New York 10112
                                    Attention:  John J. Suydam, Esq.
                                    Telephone:  (212) 408-2400
                                    Telecopy:   (212) 408-2420.

                        If to the Executive, to:

                                    Michael McBrayer
                                    c/o DJ Orthopedics, LLC
                                    2985 Scott St.
                                    Vista, CA 92083
                                    Telephone:  (760) 727-1280
                                    Telecopy:  (760) 734-3536;

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.



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       14.    GENERAL PROVISIONS.

              (a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

              (b) Complete Agreement. This Agreement, those documents expressly referred to herein and each of (i) DonJoy's 1999 Option Plan and related option agreements, (ii) the Members' Agreement of DonJoy, (iii) the Amended and Restated Operating Agreement of DonJoy, (iv) the Secured Promissory Note and (v) Pledge Agreement (collectively, the "Management Related Documents") embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

              (c) Right of Set Off. In the event of a breach by the Executive of the provisions of any of the Management Documents, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts at any time held by the Company on behalf of the Executive and all indebtedness at any time owing by the Company to the Executive against any and all of the obligations of the Executive now or hereafter existing under the Management Related Documents.

              (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.

              (e) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.



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              (f)    Jurisdiction and Venue.

            (i) The Company and the Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the non-exclusive jurisdiction of any New York court or federal court of the United States of America sitting in New York, New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and the Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Company and the Executive agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (ii) The Company and the Executive irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court sitting in New York, New York. The Company and the Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.


            (iii) The Company and the Executive further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

              (g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, the Executive and Chase, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

              (h) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

              (j) Attorney's Fees. The Company agrees to pay reasonable and substantiated fees and out-of-pocket expenses of counsel to the Executive for such counsels' review of this Agreement and the Management Related Documents.

                                     * * * *


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       IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first written above.

                                            DJ ORTHOPEDICS, LLC

                                            By:  /s/ Leslie H. Cross
                                               -------------------------------
                                                  Name:  Leslie H. Cross
                                                  Title:   President and CEO

                                            /s/ Michael R. McBrayer
                                            -----------------------------------
                                            Michael R. McBrayer